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As filed with the Securities and Exchange Commission on June 14, 2011

Registration No. 333-174461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Velti plc
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Jersey (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

First Floor, 28-32 Pembroke Street Upper
Dublin 2, Republic of Ireland
Attn: Alex Moukas, Chief Executive Officer
353 (0) 1234 2676
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Velti USA, Inc.
150 California Street
San Francisco, California 94111
Attn: Sally J. Rau, Chief Administrative Officer and General Counsel
(415) 315-3400
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:
Peter M. Astiz Edward H. Batts DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 (650) 833-2000	Marc D. Jaffe Wesley C. Holmes Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 2 to the registration statement on Form F-1 (File No. 333-174461) of Velti plc is being filed solely to amend Item 8 of Part II thereof and to transmit exhibits thereto. This Amendment No. 2 does not modify any provision of the preliminary prospectus contained in Part I or Items 6, 7, or 9 of Part II of the registration statement. Accordingly, this Amendment No. 2 does not include a copy of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6.    Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the Jersey Companies Law, our Articles permit us to indemnify any director against any liability, to purchase and maintain insurance against any liability for any director and to provide any director with funds (whether by loan or otherwise) to meet expenditure incurred or to be incurred by him in defending any criminal, regulatory or civil proceedings or in connection with an application for relief (or to enable any such director to avoid incurring such expenditure).

However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company, may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him against:

  (a)
  any liabilities incurred in defending any proceedings (whether civil or criminal):

  (i)
  in which judgment is given in his or her favor or he or she is acquitted;

  (ii)
  which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or

  (iii)
  which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings; or

  (b)
  any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;

  (c)
  any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or

  (d)
  any liability against which the company normally maintains insurance for persons other than directors.

Article 77 of the Jersey Companies Law permits a company to purchase and maintain directors' and officers' insurance and we maintain a directors' and officers' liability insurance policy for the benefit of our directors and officers.

Item 7.    Recent Sales of Unregistered Securities

During the past three years, Velti plc (England and Wales) issued the following unregistered securities for cash. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or under Section 4(2) thereof or Rule 701 pursuant to compensatory benefit plans and contracts related to compensation.

Purchaser	Date of Sale or Issuance	Number of Ordinary Shares	Nominal (Par) Value of Each Share(£)	Amount Paid for Each Share(£)	Underwriting Discount and Commission(£)
Ivanka Kyutchukova (M Telecom)	May 27, 2008	19,566	£0.05	1.626	N/A
Stoytcho Vlaykov (M Telecom)	May 27, 2008	176,092	£0.05	1.626	N/A
M Telecom	June 4, 2009	496,625	£0.05	0.05	N/A
Thor Luxembourg S.à.r.L.	July 3, 2009	875,000	£0.05	1.605	N/A
Citigroup Nominees (Fidelity, Invesco, Investec, RBC, Gartmore, El Oro)	October 8, 2009	1,800,000	£0.05	1.6	£86,400
Director (David C.D. Hobley)	October 8, 2009	20,000	£0.05	1.6	N/A
Velti plc (Jersey)	December 2, 2009	1(1)	£0.05	0.05	N/A

In addition, through March 31, 2011, we have issued 6,253,257 deferred share awards and 4,973,262 share options, of which 1,611,434 deferred share awards have forfeited upon termination of employment or failed to vest for failure to meet all performance conditions, 1,885,935 deferred share awards have vested, 20,969 share options have been exercised, and 709,159 share options have forfeited upon termination of employment. Each of these represent equity awards to acquire ordinary shares of Velti plc (Jersey). As of March 31, 2011, we had outstanding 2,817,507 deferred share awards and 4,243,174 share options. In addition, we have issued 270,327 ordinary shares to our non-employee directors as part of their compensation for service as members of our board of directors.

Velti plc (Jersey) was incorporated on August 25, 2009 and has issued the following unregistered securities since incorporation:

	Date of Sale or Issuance	Number of Ordinary Shares	Nominal (Par) Value of Each Share(£)	Amount Paid for Each Share(£)	Underwriting Discount and Commission(£)
Juris Limited and Lively Limited	August 25, 2009	2 Subscriber Shares(2)	£0.05	£0.05	N/A
Shareholders of Velti plc (England and Wales) on December 17, 2009	December 18, 2009	37,530,261 Ordinary Shares(3)	£0.05	The cancellation of 37,530,261 shares of Velti plc (England and Wales)	N/A
Shareholders and certain creditors of Mobclix, Inc.	September 30, 2010	150,220	£0.05	£0.05	N/A

(1)
Represents the issuance of 1 "A" ordinary share. The "A" ordinary share ranks pari passu with the ordinary shares except that its holder will not be entitled to receive notice of, attend or vote at general meetings and it will not be transferrable except in certain specific circumstances.

(2)
Velti plc (Jersey) issued two subscriber shares for cash upon incorporation in Jersey on August 25, 2009. One share was issued to each of Juris Limited and Lively Limited (the "Subscriber Shares"), the subscribers to Velti plc (Jersey)'s memorandum of association. On August 27, 2009, one Subscriber Share was transferred to each of Alex Moukas and Pantelis Papageorgiou respectively, each then being a director and employee of Velti. Pantelis Papageorgiou vacated his office as a director of Velti (England and Wales.) October 5, 2009 and of Velti (Jersey) on October 13, 2009, and transferred his Subscriber Share to Menelaos Scouloudis on October 13, 2009. Pursuant to buy-back agreements entered between Velti (Jersey) and each of Mr. Moukas and Mr. Scouloudis on October 13, 2009, the Subscriber Shares were bought back by Velti (Jersey) on December 18, 2009 and cancelled.

(3)
On December 18, 2009, Velti issued all of its current issued share capital (37,530,261 ordinary shares) in connection with our redomiciliation under which Velti plc (Jersey), a company incorporated under the laws of Jersey, the Channel Islands, and tax resident in the Republic of Ireland, was introduced as the new parent company of Velti plc (England and Wales). Pursuant to the scheme of arrangement relating to this transaction, the shares held by each of the shareholders of Velti plc (England and Wales) on December 17, 2009 were cancelled and re-issued to Velti plc (Jersey) and, in consideration for this, Velti plc (Jersey) issued a corresponding number of its own ordinary shares to those former shareholders of Velti plc (England and Wales). We believe that this issuance was exempt from registration under the Securities Act in reliance upon the exemption from registration provided by Section 3(a)(10) thereof.

Item 8.   Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description
1.1***	Form of Underwriting Agreement
2.1**	Agreement and Plan of Reorganization by and among Velti plc, Vortex Acquisition Sub, Inc., Mobclix, Inc. and Richard Talley, as Stockholders' Agent dated September 30, 2010
3.1***	Memorandum and Articles of Association
4.1**	Specimen certificate evidencing ordinary shares
5.1*	Opinion of Mourant Ozannes as to the validity of the ordinary shares
8.1*	Opinion of Mourant Ozannes as to Jersey tax matters (included in Exhibit 5.1)
8.2***	Opinion of DLA Piper LLP (US) as to U.S. tax matters
8.3***	Opinion of Mason Hayes + Curran as to Ireland tax matters
10.1**	Share Incentive Plan
10.2**	JV/NCA Company Share Incentive Plan
10.3**	2009 U.S. Employee Share Incentive Plan
10.4**	2009 U.S. Non-Employee Share Incentive Plan
10.5**	Series A Preferred Share and Note Purchase Agreement among Ydon Holdings Ltd. and the persons listed as "Founders" on the signature pages to the Purchase Agreement dated April 22, 2008, as amended March 2, 2010
10.8**	Joint Venture and Shareholders' Agreement between Firefly e-Ventures Ltd., a division of HT Media, and Velti plc dated November 22, 2008
10.9**	Amendment and Restatement Deed dated October 14, 2009 between Thor Luxembourg S.a.r.l. and Velti plc, amending and restating the Thor Credit Facilities Agreement dated June 26, 2009
10.10**	English translation of Real Estate Lease relating to the first floor of 44 Kifisias Avenue and Gravias Street, Granikou Street and Fragoklisias Street, Athens, Greece
10.11**	English translation of Assignment of Sub-Lease relating to the second floor of 44 Kifisias Avenue and Gravias Street, Granikou Street and Fragoklisias Street, Athens, Greece
10.12**	English translation of Real Estate Lease relating to the first floor of 42 Kifisias Avenue and Fragoklisias Street, Athens, Greece
10.13**	Lease Agreement relating to San Francisco, California facility, as amended
10.14**	Form of Indemnity Agreement between Velti plc and its officers, directors and key employees
10.15**	Form of Service Agreement between Velti plc and each of Alex Moukas, Chris Kaskavelis and Menelaos Scouloudis
10.16**	Form of Letter of Appointment between Velti plc and each of its non-executive directors: David W. Mann, Jerry Goldstein, David C.D. Hobley and Nicholas P. Negroponte
10.17**	Offer Letter dated August 19, 2009 between Velti plc and Wilson W. Cheung
10.18**	Offer Letter dated August 2, 2010 between Velti plc and Sally J. Rau
10.19**	Loan Agreement between Velti Software Products and Related Products and Services S.A. and Black Sea Trade and Development Bank dated August 31, 2010

Exhibit Number	Description
10.20**	Term Facility Agreement and Letter of Extension dated June 30, 2010 to Amendment and Restatement Deed between Thor Luxembourg S.a.r.l. and Velti plc.
10.21**	Letter of Extension dated December 21, 2010 to Amendment and Restatement Deed between Thor Luxembourg S.a.r.l. and Velti plc
10.22***	Amendment No. 1 to Agreement and Plan of Reorganization dated May 1, 2011 between Velti plc and Mobclix, Inc.
21.1**	List of Subsidiaries
23.1*	Consent of Baker Tilly Virchow Krause, LLP
23.2*	Consent of Mourant Ozannes (included in Exhibit 5.1)
23.3***	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)
23.4***	Consent of Mason Hayes + Curran (included in Exhibit 8.3)
24.1***	Powers of Attorney

*
Filed herewith.

**
Incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form F-1 (Registration No. 333-166793)

***
Previously filed.
(b)
Financial Statement Schedules

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto or the additional information thereto.

Item 9.    Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco on the 14th day of June, 2011.

VELTI PLC
By:	/s/ ALEX MOUKAS
Name:	Alex Moukas
Title:	Chief Executive Officer

Pursuant to the requirements of the United States Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ ALEX MOUKAS Alex Moukas	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2011
/s/ WILSON W. CHEUNG Wilson W. Cheung	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2011
* Chris Kaskavelis	Chief Operating Officer and Director	June 14, 2011
* David W. Mann	Chairman of the Board of Directors	June 14, 2011
* David C.D. Hobley	Director	June 14, 2011
* Jerry Goldstein	Director	June 14, 2011
* Nicholas P. Negroponte	Director	June 14, 2011

*By:	/s/ ALEX MOUKAS Attorney-in-Fact

 Signature of Authorized Representative in the United States

Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for Velti plc, has signed this Registration Statement and any amendment thereto in San Francisco, California, on the 14th day of June, 2011.

Velti USA, Inc.
/s/ WILSON W. CHEUNG
Name:	Wilson W. Cheung
Title:	Authorized Representative

 Exhibit Index

Exhibit Number	Description
1.1***	Form of Underwriting Agreement
2.1**	Agreement and Plan of Reorganization by and among Velti plc, Vortex Acquisition Sub, Inc., Mobclix, Inc. and Richard Talley, as Stockholders' Agent, dated September 30, 2010
3.1***	Memorandum and Articles of Association
4.1**	Specimen certificate evidencing ordinary shares
5.1*	Opinion of Mourant Ozannes as to the validity of the ordinary shares
8.1*	Opinion of Mourant Ozannes as to Jersey tax matters (included in Exhibit 5.1)
8.2***	Opinion of DLA Piper LLP (US) as to U.S. tax matters
8.3***	Opinion of Mason Hayes + Curran as to Ireland tax matters
10.1**	Share Incentive Plan
10.2**	JV/NCA Company Share Incentive Plan
10.3**	2009 U.S. Employee Share Incentive Plan
10.4**	2009 U.S. Non-Employee Share Incentive Plan
10.5**	Series A Preferred Share and Note Purchase Agreement among Ydon Holdings Ltd. and the persons listed as "Founders" on the signature pages to the Purchase Agreement dated April 22, 2008, as amended March 2, 2010
10.8**	Joint Venture and Shareholders' Agreement between Firefly e-Ventures Ltd., a division of HT Media, and Velti plc dated November 22, 2008
10.9**	Amendment and Restatement Deed dated October 14, 2009 between Thor Luxembourg S.a.r.l. and Velti plc, amending and restating the Thor Credit Facilities Agreement dated June 26, 2009
10.10**	English translation of Real Estate Lease relating to the first floor of 44 Kifisias Avenue and Gravias Street, Granikou Street and Fragoklisias Street, Athens, Greece
10.11**	English translation of Assignment of Sub-Lease relating to the second floor of 44 Kifisias Avenue and Gravias Street, Granikou Street and Fragoklisias Street, Athens, Greece
10.12**	English translation of Real Estate Lease relating to the first floor of 42 Kifisias Avenue and Fragoklisias Street, Athens, Greece
10.13**	Lease Agreement relating to San Francisco, California facility, as amended
10.14**	Form of Indemnity Agreement between Velti plc and its officers, directors and key employees
10.15**	Form of Service Agreement between Velti plc and each of Alex Moukas, Chris Kaskavelis and Menelaos Scouloudis
10.16**	Form of Letter of Appointment between Velti plc and its non-executive directors: David W. Mann, Jerry Goldstein, David C. Hobley and Nicholas P. Negroponte
10.17**	Offer Letter dated August 19, 2009 between Velti plc and Wilson W. Cheung
10.18**	Offer Letter dated August 2, 2010 between Velti plc and Sally J. Rau
10.19**	Loan Agreement between Velti Software Products and Related Products and Services S.A. and Black Sea Trade and Development Bank dated August 31, 2010
10.20**	Term Facility Agreement and Letter of Extension dated June 30, 2010 to Amendment and Restatement Deed between Thor Luxembourg S.a.r.l. and Velti plc.
10.21**	Letter of Extension dated December 21, 2010 to Amendment and Restatement Deed between Thor Luxembourg S.a.r.l. and Velti plc
10.22***	Amendment No. 1 to Agreement and Plan of Reorganization dated May 1, 2011 between Velti plc and Mobclix, Inc.

Exhibit Number	Description
21.1**	List of Subsidiaries
23.1*	Consent of Baker Tilly Virchow Krause, LLP
23.2*	Consent of Mourant Ozannes (included in Exhibit 5.1)
23.3***	Consent of DLA Piper LLP (US) (included in Exhibit 8.2)
23.4***	Consent of Mason Hayes + Curran (included in Exhibit 8.3)
24.1***	Powers of Attorney

*
Filed herewith.

**
Incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form F-1 (Registration No. 333-166793).

***
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS.
  Item 8. Exhibits and Financial Statement Schedules
Signatures
Signature of Authorized Representative in the United States
Exhibit Index